Press Release	Source: Equity Market Information Systems Inc.

FoneFriend Acquires 10,000 New Subscribers Worth An Additional $1.8 Million In Annual Revenues

Thursday July 8, 6:30 am ET

LOS ANGELES, July 8, 2004 (PRIMEZONE) -- FoneFriend, Inc. (OTC BB:FFRD.OB - News) is pleased to announce that the Company has acquired an additional 10,000 Voice over Internet Protocol (VoIP) customers from InfiniCom Networks, Inc.

This follows yesterday's announcement of the closing of the previously planned acquisition of 50,000 customers. This additional acquisition boosts FoneFriend to a subscriber base of 60,000 customers each paying $15 a month for low cost VoIP telephony service. The Company now has a revenue base of $10.8 million per annum.

Under the terms of FoneFriend's agreement with InfiniCom, each customer is warranted for a period of 52 weeks, thereby assuring a powerful, ongoing revenue stream to the company.

FoneFriend Chairman Gary Rasmussen stated, "This latest acquisition demonstrates our ability to quickly grow our subscriber and revenue base. With the addition of these 10,000 new customers FoneFriend creates an aggressive customer base of VoIP telephony service subscribers behind Net2Phone (NasdaqNM:NTOP - News) and Vonage."

About FoneFriend, Inc.

FoneFriend is a rapidly emerging company in the fast growing VoIP industry. The company provides its customers with access to extremely low cost, long-distance calling via the Internet, using only a standard telephone handset or their personal computer.

About Equity Capital Market Information Systems, Inc. (EMIS)

FoneFriend has contracted with EMIS to organize and manage an investor awareness program. Further information, including a Corporate Profile on FoneFriend, can be viewed at http://www.serioustraders.com.

Forward Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of wireless networks or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Contact:

FoneFriend, Inc.

(323) 653-6110

info@fonefriend.biz

www.MyFonefriend.com